EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (In millions, except for ratio)


                                                                                  Fiscal Year Ended November 30,
                                                                 -------------------------------------------------------------------
                                                                   2007          2006           2005           2004            2003
                                                                 -------        -------        -------        -------        -------
Earnings before taxes on income                                  $   193        $ 3,147        $ 2,207        $ 2,022        $ 1,772

Add:   Fixed Charges
            Interest                                              10,206          7,324          4,141          1,609          1,401
            Interest factor in rents                                  73             55             45             37             36
                                                                 -------        -------        -------        -------        -------

    Total fixed charges                                           10,279          7,379          4,186          1,646          1,437
                                                                 -------        -------        -------        -------        -------

Earnings before fixed charges                                    $10,472        $10,526        $ 6,393        $ 3,668        $ 3,209
and taxes on income
                                                                 =======        =======        =======        =======        =======

Preferred stock dividend                                              17             33             37             42             48
requirements

Total combined fixed charges                                     $10,296        $ 7,412        $ 4,223        $ 1,688        $ 1,485
and preferred stock dividends
                                                                 =======        =======        =======        =======        =======

Ratio of earnings to fixed charges                                   1.0            1.4            1.5            2.2            2.2
                                                                 =======        =======        =======        =======        =======

Ratio of earnings to combined fixed                                  1.0            1.4            1.5            2.2            2.2
 charges and preferred stock dividends
                                                                 =======        =======        =======        =======        =======